Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of EA Series Trust, and to the use of our report dated August 26, 2021 on the financial statements and financial highlights of Blue Chip Fund, a series of shares of beneficial interest in Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the June 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

August 12, 2022